EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2009, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Redwood Trust, Inc. on Forms S-3 (File Nos. 333-120762 effective December 9, 2004; 333-122427 effective February 11, 2005 and 333-147604 effective November 23, 2007) and on Forms S-8 (File Nos. 333-90592 effective June 17, 2002; 333-89302 effective May 29, 2002; 333-116395 effective June 10, 2004; 333-136497 effective August 10, 2006; and 333-155154 effective November 6, 2008).

/s/ Grant Thornton LLP

San Francisco, CA

February 25, 2009